As filed with the Securities and Exchange Commission on June 16, 2015

Registration No. 333-14429

Registration No. 333-56079

Registration No. 333-59569

Registration No. 333-85939

Registration No. 333-96949

Registration No. 333-107017

Registration No. 333-108354

Registration No. 333-117195

Registration No. 333-131721

Registration No. 333-147823

Registration No. 333-178693

Registration No. 333-186863

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration No. 333-14429

Post-Effective Amendment No. 1 to Form S-8, Registration No. 333-56079

Post-Effective Amendment No. 1 to Form S-8, Registration No. 333-59569

Post-Effective Amendment No. 1 to Form S-8, Registration No. 333-85939

Post-Effective Amendment No. 1 to Form S-8, Registration No. 333-96949

Post-Effective Amendment No. 1 to Form S-8, Registration No. 333-107017

Post-Effective Amendment No. 1 to Form S-8, Registration No. 333-108354

Post-Effective Amendment No. 1 to Form S-8, Registration No. 333-117195

Post-Effective Amendment No. 1 to Form S-8, Registration No. 333-131721

Post-Effective Amendment No. 1 to Form S-8, Registration No. 333-147823

Post-Effective Amendment No. 1 to Form S-8, Registration No. 333-178693

Post-Effective Amendment No. 1 to Form S-8, Registration No. 333-186863

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAND WORLDWIDE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	81-1035353
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

11201 Dolfield Boulevard, Suite 112, Owings Mills, Maryland 21117

(Address of Principal Executive Offices)

1996 Amended and Restated 1987 Stock Option Plan

1996 Equity Incentive Plan

1996 Non-Employee Directors’ Stock Option Plan

Employee Stock Purchase Plan

1998 Non-Officer Stock Option Plan

PlanetCad Inc. 2000 Stock Incentive Plan

Avatech Solutions, Inc. Restricted Stock Award Plan

Planet2002 Stock Option Plan

Rand Worldwide, Inc. Omnibus Equity Compensation Plan

(Full Title of the Plan)

Lawrence Rychlak

President and Chief Executive Officer

11201 Dolfield Boulevard, Suite 112

Owings Mills, Maryland 21117

410-753-1525

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Andrew Bulgin, Esquire

Gordon Feinblatt LLC

233 East Redwood Street

Baltimore, Maryland 21202

(410) 576-4280

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (collectively, the “Post-Effective Amendments”) filed by Rand Worldwide, Inc. (the “Company”) deregister all securities that remain unsold under the following Registration Statements on Form S-8 filed by the Company (collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of shares of the Company’s common stock offered under certain employee benefit and equity plans and agreements (each, a “Plan” and collectively, the “Plans”):

Registration No.	Date Filed With the SEC	Name of Plan
333-14429	October 10, 1996	1996 Amended and Restated 1987 Stock Option Plan 1996 Equity Incentive Plan 1996 Non-Employee Directors’ Stock Option Plan Employee Stock Purchase Plan
333-56079	June 5, 1998	1996 Equity Incentive Plan Employee Stock Purchase Plan
333-59569	July 22, 1998	1998 Non-Officer Stock Option Plan
333-85939	August 26, 1999	1996 Equity Incentive Plan Employee Stock Purchase Plan 1998 Non-Officer Stock Option Plan
333-96949	July 23, 2002	PlanetCad Inc. 2000 Stock Incentive Plan
333-107017	July 14, 2003	Avatech Solutions, Inc. Restricted Stock Award Plan
333-108354	August 29, 2003	PlanetCad, Inc. 2002 Stock Option Plan
333-117195	July 7, 2004	Employee Stock Purchase Plan
333-131721	February 10, 2006	Avatech Solutions, Inc. Restricted Stock Award Plan
333-147823	December 4, 2007	Employee Stock Purchase Plan
333-178693	December 22, 2011	PlanetCad, Inc. 2002 Stock Option Plan
333-186863	February 26, 2013	Rand Worldwide, Inc. Omnibus Equity Compensation Plan

On March 27, 2015, the Company filed a Form 15 with the SEC pursuant to Rule 12g-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to terminate the registration of its common stock under Section 12(g) of the Exchange Act. The shares of the Company’s common stock are held of record by less than 300 persons and the Company anticipates that the shares of its common stock will be held of record by less than 300 persons as of July 1, 2015, the first day of its next fiscal year. Accordingly, the Company anticipates that its duty to file reports required under Section 15(d) of the Exchange Act will be automatically suspended pursuant to Section 15(d) of the Exchange Act. The Company has terminated the offerings of all securities under the Plans that are the subjects of the Registration Statements. In accordance with the undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Owings Mills, State of Maryland, on June 16, 2015.

RAND WORLDWIDE, INC.

By:	/s/ Lawrence Rychlak
Lawrence Rychlak
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, each of Post-Effective Amendments to the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

By:	/s/ Peter H. Kamin	Director	June 16, 2015
Peter H. Kamin

By:	/s/ Lawrence Rychlak	Director, President and Chief Executive Officer	June 16, 2015
	Lawrence Rychlak	(Principal Executive Officer)

By:	/s/ Philip B. Livingston	Director	June 16, 2015
Philip B. Livingston

By:	/s/ David Schneider	Director	June 16, 2015
David Schneider

By:	/s/ John Kuta	Vice President and Chief Financial Officer	June 16, 2015
	John Kuta	(Principal Accounting Officer)